Exhibit 10.2

V.I. Technologies, Inc.

May 9, 2005

Samuel K. Ackerman, M.D.

175 King’s Grant Road

Weston, MA 02493

Dear Skip:

On behalf of V.I. Technologies, Inc. (“Vitex” or the “Company”), I am pleased to extend an offer of employment to you. The following summarizes the terms of your anticipated employment with Vitex. Of course, not all the terms and requirements of your employment can be set forth in this letter, and I encourage you to contact me or our Human Resources department with any questions you may have.

1. Position: Your initial position will be as Chairman and Chief Executive Officer reporting to the Board of Directors. As a Vitex employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times.

2. Starting Date/Nature of Relationship: Your employment with Vitex will be effective as of March 11, 2005. No provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment with Vitex is at-will employment, which may be terminated by you or Vitex at any time for any reason with or without advance notice.

3. Compensation/Benefits: Your initial base pay shall be annualized at $350,000, minus customary deductions for federal and state taxes and the like, and shall be paid in accordance with the Company’s usual payroll practices. Assuming you are still employed by Vitex, you will also be eligible to receive an Annual Cash Bonus at the end of each calendar year you are employed by the Company. The award and amount of any Annual Cash Bonus shall be determined at the sole discretion of Vitex, based on the achievement of mutually agreed upon performance goals, and will be based on your job performance and the overall financial performance of the Company. Any Annual Cash Bonus shall not exceed an amount equal to 50% of your annualized base pay unless authorized by the Board and will be paid within sixty (60) days following the end of the year to which it relates.

In connection with your employment, the Vitex Board of Directors has approved an initial option to purchase 860,000 shares of common stock (“Initial Option Grant”) in Vitex at the current fair market value, pursuant to the terms of a formal stock option agreement. Neither the formal Stock Option Certificate nor any applicable Vitex stock plan creates any obligation on the Company’s part to employ you for any particular period of time. Of the 860,000 shares, 430,000 will become exercisable on a time-based basis at the rate of 1/48th per month beginning on April 11, 2005 and continuing as set forth in your stock option certificate. The remaining 430,000 shares will vest on March 11, 2010, provided that vesting may be accelerated by the Board based on the achievement of performance milestones mutually agreed upon by you and the Board of Directors, which milestones shall be established within 60 days of the date of execution of this agreement and shall be reflected in the stock option certificate.

In addition to your compensation, you may take advantage of various benefits offered by Vitex, including Vitex’s medical, disability and life insurance, dependent care and medical flexible spending plans, 401(k) plan, and paid vacation and holiday time. These benefits, of course, may be modified or changed from time to time at the sole discretion of the Company. Vitex’s present benefit structure and other important information about the benefits for which you may be eligible are available from Human Resources. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Vacation and holidays are governed by Company policy. Subject to those policies, you will be eligible to earn up to 4 weeks of vacation and 10 holidays each year. Should you ever have any questions about Vitex benefits, you should ask the Company for a copy of the applicable plan document or policy.

4. Confidentiality/Proof of Employability: Our offer is contingent on your execution of the attached Employee Non-Disclosure, Non-Competition and Inventions Agreement. This Agreement is necessary to protect the Company’s trade secrets, confidential information and/or goodwill. Also, your employment is contingent on your provision of all documents required to verify your eligibility to work in the United States.

5. Termination of Employment/Severance and Other Benefits: As stated, your employment with Vitex is at will, which means that either you or Vitex may end the employment relationship at any time, for any reason, with or without notice. Notwithstanding the foregoing, if you are terminated as set forth within this section, the Company will provide you with the severance and benefits as set forth in this section, conditioned upon your timely execution of a separation agreement containing a general release of claims against the Company.

a. If your employment is terminated by the Company without Cause (as defined in the Addendum, attached hereto) or if you resign with Good Reason (as defined in the Addendum), then in exchange for a complete release of claims by you the Company will pay you severance of one year’s base pay, paid out over time in accordance with the Company’s then-current payroll practices, and will continue to pay its portion of the cost to continue your medical and dental coverage for one year following the termination date. In addition, any outstanding options subject to vesting over the twelve months following such termination shall become automatically exercisable at the time of such termination or resignation and such shall be reflected in the terms of your Stock Option Certificate. You will have twelve months from the date of your termination to exercise any exercisable stock options, provided that such extension may cause the options to become non-qualified options.

b. If, within twelve months following a Change of Control (as defined in the Addendum), your employment is terminated by you for Good Reason (as defined in the Addendum) or by the Company for reasons other than Cause (as defined in the Addendum), then in lieu of 5(a) and in exchange for a complete release of claims by you, the Company will pay you severance of one year’s base pay, paid out over time in accordance with the Company’s then-current payroll practices and will continue to pay its portion of the cost to continue your medical and dental coverage for one year following the termination date. In addition, any outstanding options shall become automatically exercisable at the time of such termination or resignation and such shall be reflected in the terms of your Stock Option Certificate. You will have twelve months from the date of your termination to exercise any exercisable stock options.

c. In the case of your permanent and total death or disability (as defined in your Stock Option Certificate), any outstanding options shall become automatically exercisable and such shall be reflected in the terms of your Stock Option Certificate.

6. Certifications: You hereby agree, represent and warrant that (i) neither your execution of this offer letter nor your becoming an employee of Vitex will cause you to be in violation of any post-employment restrictive covenants (e.g., non-competition/confidentiality agreements) with any prior employer; (ii) you understand that the Company will not ask for nor accept any confidential information belonging to any such employer; and (iii) you will honor all such valid agreements.

7. Miscellaneous: This letter, together with the attached Employee Non-Disclosure, Non-Competition and Inventions Agreement and your Incentive Stock Option Certificate constitutes our entire offer regarding the terms and conditions of your employment by the Company. It supersedes any prior agreements or other promises or statements (whether oral or written) regarding the offered terms of employment.

The terms of your employment shall be governed by the law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with Vitex, or any separation of employment (whether voluntary or involuntary) from Vitex, shall be resolved in a court of competent jurisdiction in the Commonwealth of Massachusetts by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter and returning it to Irwin Lerner.

Sincerely,

/s/ Irwin Lerner

Agreed and Accepted

/s/ Samuel K. Ackerman

Samuel K. Ackerman, M.D.

Date: May 17, 2005

(Please date after you sign)

ADDENDUM – Definitions Applicable To Ackerman Employment Agreement

(a) For purposes hereof, a “Change of Control” means the occurrence of any of the following events:

i.	a merger or consolidation in which

1. the Company is a constituent party, or

2. a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation,

in the case of each of (1) and (2) above, except any such merger or consolidation involving the Company or a subsidiary in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 51%, by voting power and economic interest, of the capital stock of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; or

ii.	the sale, in a single transaction or series of related transactions,

1. by the Company of all or substantially all of the assets of the Company (except where such sale is to a wholly owned subsidiary of the Company) or

2. by the stockholders of the Company of at least 51%, by voting power and economic interest, of the then-outstanding capital stock of the Company.

(b) For purposes hereof, “Good Reason” means any of the following:

i. a material or substantial diminution of Ackerman’s responsibilities or the loss of the title of Chief Executive Officer, which the Company or its successor has failed to remedy within fifteen (15) days following Ackerman’s delivery to the Board of Directors of the Company or its successor of written notice of such diminution of responsibilities or loss of title. For clarity only, and not as a limitation on the foregoing, following a Change of Control, assumption of a role other than CEO constitutes Good Reason;

ii. any change to Ackerman’s duties or the Company’s relocation, if such change would require excessive travel or relocation of the Ackerman’s assigned office to a location in excess of sixty (60) miles from Ackerman’s principal residence as existed immediately prior to the date of such Change of Control; or

iii. material breach by the Company or its successor of the terms of Ackerman’s employment agreement with the Company or its successor (including the failure to grant equity promised thereunder).

(c) For purposes hereof, “Cause” shall mean willful misconduct by Ackerman or willful failure by Ackerman to perform his responsibilities to the Company (including, without limitation, breach by Ackerman of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between Ackerman and the Company).

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